Exhibit 5.1

[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

June 5, 2009

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

Ladies and Gentlemen:

We are acting as special counsel to MasTec, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-158502), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the issuance by the Company of $100,000,000 aggregate principal amount of 4.00% Senior Convertible Notes due 2014 (the “Firm Convertible Notes”) and a grant by the Company to the Underwriters (as defined below) of an option to purchase an additional $15,000,000 aggregate principal amount of 4.00% Senior Convertible Notes due 2014 (the “Optional Convertible Notes” and, together with the Firm Convertible Notes, the “Convertible Notes”) and (ii) the grant by each of the entities listed on Exhibit IV to the Underwriting Agreement (as defined below) (collectively, the “Guarantors”) of the guarantees (the “Guarantees”) of the Company’s obligations under the Convertible Notes. The Convertible Notes and the Guarantees are collectively referred to herein as the “Securities.” With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Securities are issuable under a senior debt indenture, dated June 5, 2009 (the “Base Indenture”), as supplemented by a supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) dated June 5, 2009, by and between the Company, the Guarantors and U.S. Bank National Association as trustee (the “Trustee”).

For purposes of this opinion, (i) the “Underwriting Agreement” means that certain underwriting agreement related to the Convertible Notes, dated June 1, 2009, between the Company, the Guarantors and the several underwriters party thereto (collectively, the “Underwriters”), (ii) the “Prospectus” means the base prospectus, dated April 8, 2009, contained in the Registration Statement, and (iii) the “Prospectus Supplements” means the preliminary prospectus supplement, dated June 1, 2009, and the final prospectus supplement, dated June 2, 2009, to the Prospectus related to the Convertible Notes.

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In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Guarantors and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Underwriting Agreement;

(b)	the Indenture; and

(c)	a specimen form of the Convertible Notes.

The documents referred to in items (a) through (c) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons executing the Documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic, photostatic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from public officials and officers or other appropriate representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.

We have assumed, for purposes of the opinions expressed herein, that (i) all of the parties to the Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) all of the parties to the Documents have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto; (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinions below as to the Company and the Guarantors), enforceable against such parties in accordance with its terms; (v) the execution and delivery of each of the Documents does not violate the charter, the by-laws or any other

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organizational document of any party thereto or the laws of their respective jurisdictions of incorporation or organization, (vi) no other proceedings or actions under the laws of the respective jurisdictions of incorporation or organization of any party to the Documents are necessary for any such party to perform its obligations under each of the Documents, (vii) the Convertible Notes have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the Underwriting Agreement; (viii) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto; (ix) the Convertible Notes conform to the specimen thereof examined by us; (x) the Guarantees conform to the specimen thereof examined by us; (xi) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; and (xii) the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) remains effective at the time the Securities are issued, no stop order suspending the effectiveness of the Registration Statement or preventing the use of any prospectus or prospectus supplement has been issued and no proceedings for that purpose have been instituted or threatened by the Commission under the Securities Act.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	When paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Convertible Notes will constitute valid and binding obligations of the Company.

2.	When the Convertible Notes have been paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Guarantees will constitute valid and binding obligations of each Guarantor.

We express no opinion as to the legality, validity, binding effect or enforceability of any provision of the Documents:

(i) relating to indemnification, contribution or exculpation;

(ii) (a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or any Guarantor under any provision of the Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions) or (b) with respect to any Waiver in the Guarantees insofar as it relates to causes or

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circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(iii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, (b) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case applying the choice of law principles of the State of New York, (c) service of process or (d) waivers of any rights to trial by jury;

(iv) specifying that provisions thereof may be modified or waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(v) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(vi) which may be construed to be in the nature of a penalty; and

(vii) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York.

The opinions set forth above are subject to the following qualifications:

(i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity; and

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(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed above are subject to the effect of, and we express no opinions herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

In addition, the opinion in paragraph 2 above is subject to the following qualifications:

(a) provisions in the Guarantees or the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations;

(b) we express no opinion as to whether the Guarantees or Article XI of the Supplemental Indenture would be deemed by a court of competent jurisdiction to be within the authorized corporate power of any Guarantor; and

(c) we have assumed consideration that is fair and sufficient to support the agreements of each Guarantor under the Guarantees and Article XI of the Supplemental Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

The opinions expressed herein are limited to the laws of the State of New York, in each case as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplements. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP